STEMCELLS, INC. REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS
AND PROVIDES BUSINESS UPDATE

NEWARK, CA (Nov. 8, 2012) – StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing and commercializing novel cell-based therapeutics and tools for use in stem cell-based research and drug discovery, today reported financial results for the third quarter ended September 30, 2012 and provided a business update.

“We remain committed to building shareholder value by generating meaningful preclinical and clinical data in a cash-efficient manner,” said Martin McGlynn, President and CEO of StemCells, Inc. “As to meaningful data, we recently published two papers demonstrating the therapeutic potential of our proprietary HuCNS-SC® cells for a range of myelination disorders, including the data from our Phase I clinical trial in Pelizaeus-Merzbacher disease showing evidence of new myelination and measurable gains in neurological function; we reported interim data from our spinal cord injury trial showing considerable gains in sensory function in two of three patients compared to pre-transplant baselines; and we reported exciting preclinical data in two animal models relevant to Alzheimer’s disease. The data we are generating and reporting illustrate the considerable potential of our HuCNS-SC human neural stem cells to address a broad range of CNS disorders.

“As to cash management, we continue to look for ways to do more with less. This quarter we reported further reductions in operating expenses, continuing a downward trend begun in 2010, while sales of reagents marketed under the SC Proven® brand continue to show good growth. During the quarter, we strengthened our balance sheet and now have $27 million in the bank. In addition, we were approved for two disease team awards from the California Institute for Regenerative Medicine (CIRM) for up to $40 million in funding, and are working with CIRM to finalize the terms and conditions associated with this funding.”

Third Quarter and Recent Business Highlights

Therapeutic Product Development

•	In July 2012, we presented preclinical data demonstrating that our proprietary human neural stem cells restored memory and enhanced synaptic function in two animal models relevant to Alzheimer’s disease. Importantly, these results did not require reduction in beta amyloid or tau, substances that accumulate in the brains of patients with Alzheimer’s disease and account for the pathological hallmarks of the disease. The data was presented at the Alzheimer’s Association International Conference 2012 in Vancouver, Canada.

•	In September 2012, we presented interim six-month data from the first patient cohort in our Phase I/II clinical trial of our HuCNS-SC cells for chronic spinal cord injury. The first patient cohort all have no sensory or motor function below the level of injury and are considered to have complete spinal cord injuries. The interim data continues to demonstrate a favorable safety profile, and showed considerable gains in sensory function in two of the three patients compared to pre-transplant baselines; the third patient remained stable. The data was presented at the 51st Annual Scientific Meeting of the International Spinal Cord Society in London, England.

•	Also in September 2012, the first patient with an incomplete spinal cord injury was enrolled and dosed in our Phase I/II clinical trial in chronic spinal cord injury. This is the first patient in the second cohort of the trial, which will be comprised of four patients who retain some sensory function below the level of trauma and are therefore considered to have an incomplete injury.

•	In October 2012, the first patient in our Phase I/II clinical trial in dry age-related macular degeneration (AMD) was enrolled and dosed. AMD afflicts approximately 30 million people worldwide and is the leading cause of vision loss and blindness in people over 55 years of age. Our preclinical data, which was published in the peer-reviewed European Journal of Neuroscience, demonstrated that our HuCNS-SC cells protect host photoreceptors and preserve vision in a well-established animal model of retinal disease. Moreover, the number of cone photoreceptors remained constant over an extended period, consistent with the sustained visual acuity and light sensitivity observed in the study. In humans, degeneration of the cone photoreceptors accounts for the unique pattern of vision loss in dry AMD.

•	In October 2012, two papers reporting clinical and preclinical data demonstrating the therapeutic potential of our proprietary HuCNS-SC cells for a range of myelination disorders were published in Science Translational Medicine, the peer-review journal of the American Association for the Advancement of Science. The first paper summarized the data from our Phase I trial in Pelizaeus-Merzbacher disease (PMD), which showed preliminary evidence of progressive and durable donor cell-derived myelination in all four patients transplanted with HuCNS-SC cells. Three of the four patients showed modest gains in neurological function; the fourth patient remained stable. These gains may represent signals of a clinical effect from the HuCNS-SC cells and warrant further investigation in a controlled trial. The second paper demonstrated that transplantation of our neural stem cells in an animal model of severe myelin deficiency results in new, functional myelin. Sophisticated analytical techniques were used to confirm that changes measured by magnetic resonance images were in fact derived from new human myelin generated by the transplanted HuCNS-SC cells and these results supported the use of similar techniques to detect and evaluate the degree of myelination in our Phase I PMD trial.

Other Business Activities

•	In July 2012, CIRM approved an award to us for up to $20 million under the Disease Team Therapy Development Award program (RFA 10-05). The award is to fund preclinical development of our HuCNS-SC cells in cervical spinal cord injury over a maximum four-year period, with the goal of filing an IND in that time. Funding under the award is expected to be in the form of a forgivable loan, the terms and conditions for which must be mutually agreed by CIRM and us.

•	In July 2012, the Japan Patent Office granted us Patent Number 5007003 which broadly covers the prospective isolation and enrichment of neural stem and progenitor cells using antibody selection, as well as the use of these cells to treat disorders of the central nervous system. Some of the more noteworthy claims in this patent include methods for isolating human neural stem cells, as well as compositions of matter comprising enriched neural stem cells, such as our proprietary HuCNS-SC cells, and the use of enriched neural stem cells as a medicament for the treatment of neurodegenerative diseases, acute brain injury and dysfunction of the central nervous system. The term of this patent extends into 2020.

•	In September 2012, CIRM approved a second disease team award to us for up to $20 million under RFA 10-05. This second award is to fund preclinical development of our HuCNS-SC cells in Alzheimer’s disease over a maximum four-year period, with the goal of filing an IND in that time. Funding for this award is also expected to be in the form of a forgivable loan, the terms and conditions for which must be mutually agreed by CIRM and us.

•	In October 2012, we were issued U.S. Patent Number 8,283,164 which broadly covers purified populations of human liver cells, including our human liver engrafting cells (hLEC). The hLEC cells were first isolated by our researchers in the late 1990s, and our scientists have repeatedly demonstrated the cells’ engraftment and robust bioactivity in vivo and that they are expandable. While our hLEC cells are purified from donated adult livers not suitable for transplant, the newly issued ‘164 patent claims cells independent of tissue source, and therefore, has potential relevance to those deriving liver cells from induced pluripotent or embryonic stem cell platforms. The term of the ‘164 patent extends into 2022.

•	In October 2012, we launched four new SC Proven human neural stem cell kits for use in neuroscience research. Each kit will contain high-purity, multipotent neural stem cells derived from a different area of the human central nervous system, and will provide researchers with a reproducible and scalable serum-free platform with which to perform a broad range of assays. With these kits, researchers will now have the ability to compare and contrast the biological, functional and neural differentiation properties of human neural stem cells isolated from specific regions of the central nervous system, as well as to screen for the effects of different compounds on such cells.

•	In October 2012 we partnered with an UK-based biomedical company, R Biomedical, to develop and commercialize a range of cell lines and reagents to facilitate induced pluripotent stem (iPS) cell-based research for regenerative medicine applications. The first product under the partnership, an “ultra-primary” human fibroblast cell line from which researchers can generate iPS cell lines, was launched under the SC Proven brand.

Third Quarter Financial Results

•	Revenue from product sales up 11%

•	Operating expenses down 17%

•	Pro forma cash balance $27.4 million

•	Anticipated 2012 cash burn $18-$20 million

•	CIRM approves two awards of up to $20 million each, the first for cervical spinal cord injury and the second for Alzheimer’s disease

Revenue from product sales increased 11% to $203,000 in the third quarter of 2012 compared to the same period of 2011 as our SC Proven media and reagents business continued to see increased unit volume. Total revenue in the third quarter of 2012 was $264,000, compared to $224,000 in the same period of 2011.

Our operating expenses decreased 17% to $5,269,000 in the third quarter of 2012 compared to the same quarter of 2011. Research and development expenses were 23% lower, and selling, general and administrative expenses were 6% lower. The significant reduction in operating expenses was primarily attributable to tight cost controls and a number of measures taken previously to reduce infrastructure and overhead costs.

Other expense in the third quarter of 2012 was $11,259,000, compared to other income of $1,829,000 in the third quarter of 2011. This increase in other expense was primarily due to a non-cash expense from an increase in the estimated fair value of warrant liability. Our outstanding warrants are classified as a liability, with changes in the estimated fair value recorded as income or loss.

Loss from operations in the third quarter of 2012 was $5,077,000, an 18% decrease compared to the same period in 2011. Net loss for the quarter was $16,337,000, or $0.54 per share, compared with a net loss of $4,334,000, or $0.31 per share, for the third quarter of 2011.

Net cash used in operating activities for the third quarter of 2012 was $4,235,000. Net cash used in operating activities for the first three quarters of 2012 was $14,950,000, which was 11% lower than the same period in 2011.

At September 30, 2012, pro forma cash, cash equivalents and marketable debt securities totaled $27,356,000. This total includes $5,611,000 in net proceeds from the exercise of Series A Warrants and the sale of shares of common stock subsequent to the end of the quarter.

Conference Call

StemCells will host a live conference call and webcast today, November 8, at 4:30 PM Eastern Time (1:30 PM Pacific Time) to discuss our financial results and recent business activities. Interested parties are invited to listen to the call over the Internet via the Investors section of our website at http://investor.stemcellsinc.com/phoenix.zhtml?c=86230&p=irol-irhome. An archived version of the webcast will be available for replay on our website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders.  In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is also conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland and has reported positive interim data for the first patient cohort. The Company is also conducting a Phase I/II clinical trial in dry age-related macular degeneration (AMD), and is pursuing preclinical studies in Alzheimer’s disease.  StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospects associated with detecting potential clinical benefit from the use of the Company’s HuCNS-SC cells; the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; the prospect for growth in the Company’s product sales;; the Company’s ability to apply for, and possibly secure funding from, the California Institute of Regenerative Medicine; and the adequacy of our existing supply of HuCNS-SC cells to complete our ongoing and planned clinical trials; These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, AMD, PMD or any other condition; uncertainties about whether myelination formed by donor cells, if any, will have any biologic effect; uncertainties about whether preliminary data in any Phase I clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials; uncertainties regarding the potential for the Company to grow its SC Proven business and to advance the development and commercialization of stem cell-based assays for drug discovery and development; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations, including such operations of the Company for non-therapeutic applications, and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainties about the Company’s ability to secure funding from any governmental agency, such as the California Institute of Regenerative Medicine; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:

Rodney Young
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Ian Stone
Russo Partners
(619) 308-6541

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StemCells, Inc.

Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30		September 30
	2012	2011	2012	2011
Revenue:
Revenue from licensing agreements, grants and other	$61	$41	$472	$163
Revenue from product sales	203	182	685	516

Total revenue	264	223	1,157	679
Cost of product sales	72	60	208	167

Gross profit	192	163	949	512

Operating expenses:
Research and development	3,478	4,524	11,166	15,104
Selling, general and administrative	1,636	1,733	5,336	5,912
Wind-down expenses	155	69	200	259

Total operating expenses	5,269	6,326	16,702	21,275

Loss from operations	(5,077)	(6,163)	(15,753)	(20,763)

Other income (expense):
Change in fair value of warrant liability	(11,239)	1,697	(9,975)	6,500
Realized gain on sale of marketable securities	—	—	—	84
Interest income (expense), net	(10)	(13)	(30)	(45)
Other income (expense), net	(11)	145	25	107

Total other income (expense), net	(11,260)	1,829	(9,980)	6,646

Net loss	$(16,337)	$(4,334)	$(25,733)	$(14,117)

Basic and diluted net loss per share	$(0.54)	$(0.31)	$(0.99)	$(1.02)

Weighted average number of common shares outstanding, basic and diluted	30,168,478	14,009,341	25,992,764	13,831,749

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StemCells, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2012	December 31, 2011
	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$15,713	$13,311
Marketable securities	6,032	3,281
Other current assets	1,499	796

Total current assets	23,244	17,388
Property, plant and equipment, net	1,536	2,055
Goodwill and other intangible assets, net	3,844	3,906
Other assets, non-current	1,033	1,856

Total assets	$29,657	$25,205

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities	4,053	5,653
Fair value of warrant liability	14,483	6,042
Other non-current liabilities	1,897	2,785
Stockholders’ equity	9,224	10,725

Total liabilities and stockholders’ equity	$29,657	$25,205

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